Exhibit 10.1
EMPLOYMENT AGREEMENT
     This Employment Agreement (this “Agreementt”) is made this 7th day of November, 2005 (the “Effective Date”), between SOUTHWEST COMMUNITY BANK, a California banking corporation (the “Bank”), having a principal place of business at 5810 El Camino Road, Carlsbad, California 92024, and FRANK J. MERCARDANTE (“Executive”), whose residence address is 1657 Independence Way, Vista, California 92084, with reference to the following:
R E C I T A L S
     WHEREAS, the Bank is a banking corporation duly organized, validly existing, and in good standing under the laws of the State of California, with power to own property and carry on its business as it is now being conducted;
     WHEREAS, the Bank desires to continue to avail itself of the skill, knowledge, and experience of Executive in order to insure the successful management of its business;
     WHEREAS, the Bank and Executive entered into that certain Employment Agreement dated January 29, 1998 (the “Original Agreement”), which Original Agreement has been amended by mutual agreement of the parties through the Effective Date;
     WHEREAS, the parties hereto desire to specify the terms of Executive’s continued employment by the Bank as controlling Executive’s continued employment with the Bank; and
     WHEREAS, the parties wish to enter into this Agreement to reflect the Original Agreement as amended by the parties through the Effective Date and to supersede the Original Agreement;
     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, it is agreed that from and after the Effective Date, the following terms and conditions shall apply to Executive’s said employment:
A G R E E M E N T
     A. TERM OF EMPLOYMENT
          1. Term. The Bank hereby employs Executive and Executive hereby accepts employment with the Bank for the period commencing on the Effective Date and terminating on January 1, 2009, unless terminated earlier as provided for in this Agreement (the “Term”).
     B. DUTIES OF EXECUTIVE
          1. Duties. Executive shall perform the duties of Chief Executive Officer of the Bank, subject to the powers by law vested in the Board of Directors of the Bank and in the Bank’s shareholder(s). During the Term, Executive shall perform exclusively the services herein contemplated to be performed by Executive faithfully, diligently, and to the best of Executive’s ability, consistent with the highest and best standards of the banking industry and in compliance with all applicable laws and the Bank’s Articles of Incorporation, Bylaws, and internal written policies.
          2. Conflicts of Interest. Except as permitted by the prior written consent of the Board of Directors of the Bank, Executive shall devote Executive’s entire productive time, ability, and attention to the business of the Bank during the Term, and Executive shall not directly or indirectly render any services of a business, commercial, or professional nature, to any other person, firm, or corporation, whether for compensation or otherwise, which are in conflict with the Bank’s interest. Notwithstanding the foregoing, Executive may make investments of a passive nature in any business or venture, provided, however, that neither such business or venture is in competition, directly or indirectly, in any manner with the Bank.
               (a) Nothing provided in this Section shall prevent the Executive from purchasing or otherwise beneficially owning, without restriction on amount, any securities issued by the Bank or the Bank’s corporate parent, Southwest Community Bancorp (the “Company”).
               (b) During the term of this Agreement, Executive shall not directly or indirectly engage in competition with, or own any interest in any business which competes with, any business of the Bank or the Company or any of their subsidiaries; provided, however, that the provisions of this Section 2 shall not prohibit his ownership of not more than 5% of the voting stock of any publicly held corporation, or prohibit ownership of not more than 5% of any mutual fund.
     C. COMPENSATION
          1. Salary. For Executive’s services hereunder, commencing with the Effective Date, the Bank shall pay or cause to be paid as annual base salary to Executive the sum of Three Hundred Twenty Thousand Dollars ($320,000) for each year (i.e., 12-month period) of the Term (the “Base Salary”). Said salary shall be payable in equal installments in conformity with Bank’s normal payroll periods. Annual adjustments commencing January 1, 2006, may be made in the discretion of the Board of Directors.
          2. Bonuses. During the Term, Executive shall be entitled to receive as an incentive, a bonus as determined and payable in accordance with the Bank’s Senior Executive Officer Bonus Plan as set forth on Exhibit “A” hereto as it may be amended from time to time by mutual agreement of the Board of Directors and Executive, together with such other bonus as the Board of Directors shall determine from time to time in its sole and absolute discretion (collectively, the “Incentive Bonus”).
     D. EXECUTIVE BENEFITS
          1. Vacation. From and after the Effective Date, Executive shall be entitled to six (6) weeks vacation during each year of the Term; provided, however, that for each year of the Term, Executive is required to and shall take at least two (2) weeks of said vacation (the “Mandatory Vacation”), which shall be taken consecutively. Executive shall be entitled to carry forward to the immediately succeeding year of the Term (the “Carry Forward Period”) up to two (2) weeks of unused vacation time for each year of the Term

(the “Unused Vacation”). Should any portion of the Unused Vacation remain unused by Executive at the end of the Carry Forward Period, Bank shall pay Executive an amount equal to the product resulting from multiplying (i) the number of days of the Unused Vacation that remain unused at the end of the Carry Forward Period, by (ii) the dollar amount resulting from Executive’s Base Salary then in effect divided by 260. Upon payment of same, Bank shall owe Executive no further benefit on account of the Unused Vacation. Executive shall receive compensation for any vacation in excess of the Unused Vacation not used by Executive in any one year of the Term, calculated in the same manner as set forth in the previous sentence.
          2. Automobile. During the Term hereunder, the Bank shall provide Executive, for Executive’s sole use, a suitable full sized automobile, the specific make and model of such automobile to be determined by Executive, which automobile shall at no time be older than three (3) years. The Bank shall pay all operating expenses of any nature whatsoever with regard to such automobile, provided Executive furnishes to the Bank adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of such payments as deductible business expenses of the Bank and not as deductible compensation to Executive. The Bank shall also procure and maintain in force an automobile liability insurance policy on such automobile, containing all reasonable and necessary coverage.
          3. Group Medical and Life Insurance Benefits. At such time as Executive shall request in writing during the Term (the “Request Date”), the Bank shall provide for Executive and Executive’s spouse, at Bank’s expense, participation in the Bank’s existing medical, dental, accident and health insurance benefits in accordance with benefits provided to Bank employees generally, but at a level commensurate for an employee of Executive’s salary level (the “Insurance Coverage”). Said Insurance Coverage shall be in effect as of the Request Date (or as soon thereafter as the Bank’s policies for the Insurance Coverage will permit) and shall continue throughout the Term. Except in the event of Executive’s termination pursuant to Paragraphs F.1 or F.3, or in the event Executive terminates this Agreement pursuant to Paragraph F.5, Bank shall continue to provide or pay the premiums for the Insurance Coverage with substantially similar benefits, deductibles, co-pays and coverage limits as the Bank is providing for Executive as of the end of the Term, at the Bank’s expense, for Executive and Executive’s spouse from and after the end of the Term throughout the remainder of Executive’s and Executive’s spouse’s natural lives. The Bank’s liability to Executive or Executive’s spouse for any breach of this Paragraph D.3 shall be limited to the amount of premiums required hereunder to be payable by the Bank to obtain or maintain, as applicable, the coverage’s contemplated herein.
          4. Stock Options. All options to purchase shares of the Company’s authorized but unissued Common Stock heretofore granted to Executive shall remain in full force and effect subject to the terms and conditions of those options as so granted. The Bank and Executive acknowledge and agree that as of the Effective Date Executive has been granted options which remain unexercised to purchase those shares of Company Common Stock as listed on Exhibit “B” hereto.
          5. SERP. The Bank shall provide for Executive’s participation in the Bank’s Supplemental Executive Retirement Plan as evidenced by that certain Executive Supplement Compensation Agreement by and between Bank and Executive dated October 17, 2001.

           6. 401(k) Program. During the Term, the Bank shall provide for Executive’s participation in the Bank’s 401(k) retirement plan in accordance with the benefits provided to Bank employees generally.
          7. Other Benefits. Except as provided herein, during the term of his employment under this Agreement, Executive shall be entitled to participate in employee benefit programs and fringe benefits in accordance with the plans, practices, programs, and policies of the Bank in effect for which executives of the Bank are eligible pursuant to the terms of such plans, practices, programs, and policies, including sick leave; provided, however, Executive shall not participate in such plans that are applicable only for Bank’s employees, such as Bank’s employee bonus program.
     E. REIMBURSEMENT FOR BUSINESS EXPENSES
          Executive shall be entitled to reimbursement by the Bank for any ordinary and necessary business expenses incurred by Executive in the performance of Executive’s duties and in acting for the Bank during the Term, which types of expenditures shall be determined by the Board of Directors, provided that:
          1. Each such expenditure is of a nature qualifying it as a proper deduction on the federal and state income tax returns of the Bank as a business expense (without regard to limitations such as meals) and not as a deductible compensation to Executive; and
          2. Executive furnishes to the Bank adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of such expenditures as business expenses of the Bank and not as deductible compensation to Executive.
     F. TERMINATION
          1. Termination for Cause. The Bank may terminate this Agreement at any time by action of the Board of Directors for “cause” only if: (a) Executive fails to perform or habitually neglects the duties which he is required to perform hereunder; (b) if Executive engages in illegal activity which materially adversely affects the Bank’s reputation in the community or which evidences the lack of Executive’s fitness or ability to perform Executive’s duties as reasonably determined by the Board of Directors, in good faith; (c) Executive commits any act which would cause termination of coverage under the Bank’s Banker’s Blanket Bond as to Executive (as distinguished from termination of coverage as to the Bank as a whole); and (d) any regulatory authority having supervisory authority over Bank exercises its cease and desist powers to remove Executive from office or advises Bank that Executive should be removed from office. Such termination shall not prejudice any remedy which the Bank may have at law, in equity, or under this Agreement.
          2. Death or Disability. In the event of Executive’s death, or if Executive is found to be physically or mentally disabled (as hereinafter defined) by the Board of Directors in good faith, this Agreement shall terminate.
     For purposes of this Agreement only, physical or mental disability shall be defined as Executive being unable to fully perform under this Agreement for a continuous period of ninety (90) days or a cumulative period of one hundred twenty (120) days in any calendar year. If there should be a dispute between the Bank and Executive as to Executive’s physical or mental disability for purposes of this Agreement, the question shall be settled by the opinion of an impartial reputable physician or psychiatrist agreed upon by the parties or their representatives, or if the parties cannot agree within ten (10) days after a request for designation of such party, then by a physician or psychiatrist designated by the San Diego County Medical Association. The certification of such physician or psychiatrist as to the question in dispute shall be final and binding upon the parties hereto.
          3. Action by Supervisory Authority. If the Bank is closed by or taken over by the California Department of Financial Institutions or other supervisory authority, including the Federal Deposit Insurance Corporation, such bank supervisory authority may immediately terminate this Agreement.
          4. Change in Control Event. In the event of a “Change of Control” Executive’s employment with the Bank may be terminated by Executive or by the surviving entity. A Change of Control shall be deemed to have occurred if:
               (a) there shall be consummated (1) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation, or pursuant to which shares of the Company’s Common Stock would be converted in whole or in part into cash, securities, or other property, other than a merger of the Company in which the holders of the Company’s Common Stock immediately prior to the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (2) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company, or
               (b) the shareholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company, or
               (c) any “person” [as such term is used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)], other than the Company or a subsidiary thereof or a corporation owned, directly or indirectly, by the shareholder of the Company, shall become the beneficial owner [within the meaning of Rule 13(d)(3) under the Exchange Act] of securities of the Company representing 25% or more of the combined voting power of the Company’s or the Bank’s then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, or
               (d) at any time during a period of two (2) consecutive years, individuals who, at the beginning of such period, constituted the Board of Directors of the Company shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company’s shareholders of each new director during such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two-year period, or
               (e) any other event shall occur that would be required to be reported in response to Item 6(e) (or any successor provision) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not such filing is required because the Company is not registered under the Exchange Act.

          5. Termination Without Cause. Notwithstanding anything to the contrary contained herein, it is agreed by the parties hereto that either the Bank or Executive may at any time elect to terminate this Agreement and Executive’s employment by the Bank for any reason. Such termination shall be effective thirty (30) days following proper delivery of notice of termination to the non-terminating party in accordance with the notice provisions set forth herein.
          6. Constructive Discharge. The Bank shall be considered under this Agreement to terminate employment of Executive without “cause” as defined in this Agreement if Executive terminates employment as a result of a constructive discharge or for a material breach of this Agreement by Bank. For purposes of this Agreement, “constructive discharge” is the resignation or termination of employment by Executive as a result of Bank either intentionally creating or knowingly permitting working conditions that are so intolerable or aggravated that a reasonable employer would realize that a reasonable person in Executive’s position would be compelled to resign.
          7. Expiration of Term Without Renewal. If the Bank is unwilling, for any reason whatsoever, to enter into a new employment agreement with Executive at the expiration of the full Term, or the Executive and Bank are unable to reach a mutually agreeable contract prior to the expiration of the full Term, or Executive decides to retire or to take employment elsewhere at the expiration of the full Term, then Executive’s employment with Bank shall terminate at the end of the full Term.
          8. Effect of Termination.
               (a) In the event Executive’s employment with Bank is terminated for any of the reasons specified in Paragraphs F.1, F.3, or F.5 (solely as a result of Executive’s election to terminate) of this Agreement, Executive shall be entitled to (i) the Base Salary and Incentive Bonus earned by Executive prior to the date of termination, computed pro rata up to and including that date, and (ii) accrued but unused vacation time, but Executive shall be entitled to no further compensation or benefits otherwise provided for or contemplated under this Agreement.
               (b) In the event Executive’s employment with Bank is terminated by either Executive or Bank pursuant to Paragraph F.2 hereof, Executive shall be entitled to (i) the Base Salary and Incentive Bonus earned by Executive prior to the date of termination, computed pro rata up to and including that date, (ii) accrued but unused vacation time, plus (iii) the continuation of Insurance Coverage as provided in Paragraph D.3 hereof, as applicable.
               (c) In the event Executive’s employment with Bank is terminated pursuant to Paragraph F.4 hereof, Executive shall be entitled to the following benefits: (i) the Base Salary and Incentive Bonus earned by Executive prior to the date of termination, computed up to and including that date, (ii) accrued but unused vacation time, (iii) the continuation of Insurance Coverage as provided in Paragraph D.3 hereof, as applicable, and (iv) an amount equal to three (3) years of Executive’s Base Salary in effect immediately prior to the date of termination which shall become due and payable only upon the passage of six (6) months following the date of termination.
               (d) In the event Executive’s employment with Bank is terminated pursuant to Paragraphs F.5 (solely as a result of Bank’s election to terminate) or F.6 of this

Agreement, Executive shall be entitled to (i) the Base Salary and Incentive Bonus earned by Executive prior to the termination, computed pro rata up to and including that date, (ii) accrued but unused vacation time, (iii) the continuation of the Insurance Coverage as provided in Paragraph D.3 hereof, as applicable, and (iv) an amount equal to six (6) months of Executive’s Base Salary in effect immediately prior to the date of termination.
               (e) Payment of the benefits required by this Paragraph 8 shall be made by the Bank in equal installments in accordance with the Bank’s normal payroll periods. The payment of such benefits shall discharge Bank from any further liability to Executive under this Agreement, but shall not discharge Bank from any liability pursuant to any indemnification obligation or tort cause of action.
               (f) If the Term of this Agreement is not renewed under Paragraph F.7 for any reason, Executive shall be entitled to (i) accrued but unused vacation time, plus (ii) the continuation of Insurance Coverage as provided in Paragraph D.3 hereof, as applicable.
               (g) If any portion of the amounts payable to Executive under this Agreement, either alone, or together with other payments which the Executive has the right to receive from the Bank, constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), that are subject to the excise tax imposed by Section 4999 of the Code (or similar tax and/or assessment), the Bank and Executive shall cooperate with each other and use all reasonable efforts to minimize to the fullest extent possible the amount of excise tax imposed by Section 4999 of the Code (or similar tax and/or assessment). In the event that there is any amount of excise tax imposed by Section 4999 of the Code (or similar tax and/or assessment), the Executive shall bear the responsibility for its payment and the Bank shall bear the responsibility of any loss of deductibility related thereto. If, at a later date, it is determined (pursuant to final regulations or published rulings of the Internal Revenue Service, final judgment of a court of competent jurisdiction, or otherwise) that the amount of excise taxes payable by the Executive is greater than the amount initially so determined, then Executive shall pay an amount equal to the sum of such additional excise taxes and any interest, fines and penalties resulting from such underpayment, and Bank shall bear the responsibility of any loss of deductibility and any interest, fines and penalties resulting therefrom. The determination of the amount of any such excise taxes shall be made by the independent accounting firm employed by the Bank immediately prior to the Change of Control.
               (h) In the event Executive’s employment with Bank is terminated pursuant to Paragraph F of this Agreement, the provisions of Paragraph G hereof, except as otherwise provided in Paragraph G.2, shall survive said termination and shall inure to the benefit of and be binding upon the parties hereto and their respective executors, administrators, successors and assigns.
               (i) In the event Executive’s employment with Bank is terminated in accordance with this Agreement (whether by Executive or Bank) and at such time Executive is a member of the Board of Directors of Company, Bank or any subsidiary thereof, or holds any other office thereof, Executive shall, and hereby agrees to, tender Executive’s resignation from the Board of Directors of the Company, Bank and all subsidiaries thereof and any committees thereof and all other offices of the Company, Bank and all subsidiaries thereof then held by Executive effective on the date of termination. If such resignation is not received by the Bank within three (3) days after the date of termination, Executive hereby authorizes and directs the Board of Directors of all such entities to consider the failure to so act as Executive’s resignation from all said positions effective as of the date of termination.
     G. GENERAL PROVISIONS
          1. Trade Secrets. During the Term, Executive will have access to and become acquainted with what Executive and Bank acknowledge are trade secrets; to wit, knowledge or data concerning the Bank, including its operations and methods of doing business, and the identity of customers of the Bank, including knowledge of their financial condition and their financial needs. Executive shall not disclose any of the aforesaid trade secrets, directly or indirectly, or use them in any way, either during the Term or for a period of 3 years after the termination of this Agreement (or such longer period as may be required by law or regulation), except as required in the course of Executive’s employment with the Bank. The unauthorized use or disclosure of any such confidential information and/or trade secrets shall constitute unfair competition.
          2. Covenant Not to Interfere. The Executive hereby covenants and agrees that Executive will not now, nor for the period during which Executive receives any compensation from Bank, plus an additional period of 2 years, in violation of California law disrupt, damage, impair or interfere with the business of the Bank, whether by way of interfering with or raiding its employees, disrupting its relationships with customers and their agents, representatives or vendors, or otherwise.
          3. Indemnification. To the extent permitted by law, applicable statutes and the Bylaws or resolutions of the Bank in effect from time to time, the Bank shall indemnify Executive against liability or loss arising out of Executive’s duties or out of any actual or asserted misfeasance or nonfeasance in the performance of Executive’s duties or out of any actual or asserted wrongful act against, or by, the Bank, including but not limited to judgments, fines, settlements, and expenses incurred in the defense of actions, proceedings, and appeals therefrom. However, the Bank shall have no duty to indemnify Executive with respect to any claim, issue, or matter as to which Executive has been adjudged to be liable to the Bank in the performance of his duties, unless and only to the extent that the court in which such action was brought shall determine upon application that, in view of all of the circumstances of the case, Executive is fairly and reasonably entitled to indemnification for the expenses which such court shall determine. The Bank shall endeavor to apply for and obtain Directors and Officers Liability Insurance to indemnify and insure the Bank and Executive from and against the aforesaid liabilities. The provisions of this Paragraph G.3 shall apply to the estate, executor, administrator, heirs, legatees, or devisees of Executive.
          4. Return of Documents. Executive expressly agrees that all manuals, documents, files, reports, studies, instruments, or other materials used and/or developed by Executive during the Term are solely the property of the Bank, and that Executive has no right, title, or interest therein. Upon termination of this Agreement, Executive or Executive’s representative shall promptly deliver possession of all of said property to the Bank in good condition.
          5. Notices. All notices, demands, or other communications hereunder shall be in writing and shall be delivered in person (professional courier acceptable); or by United States mail, certified or registered, postage prepaid, with return receipt requested; or by facsimile transmission; or otherwise actually delivered, to the addresses for the parties appearing at the inception of this Agreement. The person or addresses to which mailings or deliveries shall be made may change from time to time by notice given pursuant to the provisions of this Paragraph G.5. Any notice, demand, or other communication given pursuant to this Agreement shall be deemed to have been given on the date actually delivered, if delivered in person, three (3) days following the date mailed, if delivered by U.S. mail, or upon written confirmation of transmission, if delivered by facsimile.
          6. Review by Counsel. Executive represents and warrants to the Bank that he has had this Agreement reviewed by independent legal counsel of his choice, or if he has not, that he has had the opportunity to do so, and hereby waives any claim, objection, or defense on the grounds that this Agreement has not been reviewed by legal counsel of his choice.
          7. California Law. This Agreement is to be governed by and construed in accordance with the laws of the State of California.
          8. Captions and Paragraph Headings. Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing this Agreement.
          9. Invalid Provisions. Should any provision of this Agreement for any reason, be declared invalid, void, or unenforceable by a court of competent jurisdiction, the validity and binding effect of any remaining portion shall not be affected, and the remaining portions of this Agreement shall remain in full force and effect as if this Agreement had been executed with said provisions eliminated.
          10. Entire Agreement. This Agreement and the other agreements, plans or documents specifically referred to herein contain the entire agreement of the parties. It supersedes any and all other agreements, either oral or in writing, between the parties here with respect to the employment of Executive by the Bank. Each party to this Agreement acknowledges that no representation, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or premise not contained in this Agreement shall be valid or binding. This Agreement may not be modified or amended by oral agreement but only by an agreement in writing signed by both the Bank and Executive.
          11. Arbitration. Any controversy or claim arising out of, or related to, this Agreement shall be submitted to binding arbitration to J.A.M.S., Inc. (“JAMS”), of San Diego, California, in accordance with this Agreement and the rules and procedures of the California Arbitrations Act. Any party may request arbitration of a dispute by means of written demand on all other parties. If JAMS is no longer in existence, and if the parties cannot agree on a single arbitrator, then one shall be appointed by the California Superior Court having jurisdiction over this Agreement and the parties, upon application by any party. The only arbitrator permitted to serve under this Section 11 shall be a former superior court judge of a California Superior Court. A final judgment confirming the award rendered by the arbitrator may be entered in any court having jurisdiction, and shall be binding, final and non-appealable. Each party to the arbitration shall share equally the arbitrator’s initial fees in connection with any such arbitration proceeding; however, the arbitrator shall award to the prevailing party reimbursement of attorney fees, costs, and expenses incurred in connection with the arbitration. The arbitrator shall have the power to award any and all remedies and relief whatsoever that is deemed appropriate under the circumstances, including, but not limited to, money damages and injunctive relief. This arbitration provision shall be deemed to be self-executing and shall remain in full force and effect after the expiration or termination of this Agreement. In the event any party fails to appear at any arbitration proceeding, an award may be entered against such party by default or otherwise notwithstanding said failure to appear. The arbitrator shall award attorney fees and costs to the prevailing party.
          12. Attorneys’ Fees: If any party to this Agreement shall bring any action for arbitration or any action for any relief against any other party, declaratory or otherwise, arising out of this Agreement, the losing party shall pay to the prevailing party all costs plus a reasonable sum for attorney fees incurred in bringing such suit, enforcing any judgment granted therein, or both, all of which shall be deemed to have accrued upon the commencement of such action and shall be paid whether or not such action is prosecuted to judgment. Any judgment or order entered in such action shall contain a specific provision providing for the recovery of attorney fees and costs incurred in enforcing such judgment. For purposes of this Agreement, attorney fees shall include, without limitation, fees incurred in the following: (i) post-judgment motions; (ii) contempt proceedings; (iii) garnishment, levy, and debtor and third-party examinations; (vi) discovery; (v) bankruptcy litigation; and (vi) appeals.
          13. Receipt of Agreement. Each of the parties hereto acknowledge that he has read this Agreement in its entirety and does hereby acknowledge receipt of a fully executed copy thereof. A fully executed copy shall be an original for all purposes, and a duplicate original.
          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SOUTHWEST COMMUNITY BANK

By:	/s/ Howard B. Levenson
Its:	Chairman

EXECUTIVE

/s/ Frank J. Mercardante

FRANK J. MERCARDANTE

EXHIBIT “A”
SENIOR EXECUTIVE OFFICER BONUS PLAN
Executive will receive a Bonus for 2005 based upon the percentage of improvement in earnings, as adjusted for nonrecurring events and Bonus accrual, in excess of 16% over 2004 net earnings. Executive shall receive 50% of a Bonus Pool which will be determined based upon a minimum of 30% of the combined annual salaries of all executive officers included in the Executive Bonus Plan as determined by the Board of Directors. Bonus Payment in subsequent years will be negotiated between Bank and Executive prior to the beginning of the new calendar year. For 2005, the following schedule:

	Projected Earnings
Earnings Increase	(Net of Bonus	% Of Combined Base	Executive Officer	Bonus Pool as a %	Executive Bonus @
over 2004	Accrual)	Salaries	Bonus Pool	of Net	50.00%
116%	$5,504,200	30.00%	$238,250	4.33%	$119,125
118%	5,599,100	32.00%	254,133	4.54%	127,067
120%	5,694,000	34.00%	270,017	4.74%	135,008
122%	5,788,900	36.00%	285,900	4.94%	142,950
124%	5,883,800	38.00%	301,783	5.13%	150,892
126%	5,978,700	40.00%	317,667	5.31%	158,833
128%	6,073,600	42.00%	333,550	5.49%	166,775
130%	6,168,500	44.00%	349,433	5.66%	174,717
132%	6,263,400	46.25%	367,302	5.86%	183,651
134%	6,358,300	48.50%	385,171	6.06%	192,585
136%	6,453,200	50.75%	403,040	6.25%	201,520
138%	6,548,100	53.00%	420,908	6.43%	210,454
140%	6,643,000	56.00%	444,733	6.69%	222,367
142%	6,737,900	59.25%	470,544	6.98%	235,272
144%	6,832,800	62.50%	496,354	7.26%	248,177
146%	6,927,700	65.75%	522,165	7.54%	261,082
148%	7,022,600	69.00%	547,975	7.80%	273,988
150%	7,117,500	72.50%	575,771	8.09%	287,885
152%	7,212,400	76.00%	603,567	8.37%	301,783
154%	7,307,300	79.50%	631,363	8.64%	315,681
156%	7,402,200	83.00%	659,158	8.90%	329,579
158%	7,497,100	86.50%	686,954	9.16%	343,477
160%	7,592,000	90.50%	718,721	9.47%	359,360
162%	7,686,900	94.50%	750,488	9.76%	375,244
164%	7,781,800	98.50%	782,254	10.05%	391,127
166%	7,876,700	102.50%	814,021	10.33%	407,010
168%	7,971,600	106.50%	845,788	10.61%	422,894
170%	8,066,500	111.50%	885,496	10.98%	442,748
172%	8,161,400	116.50%	925,204	11.34%	462,602
174%	8,256,300	121.50%	964,913	11.69%	482,456
176%	8,351,200	126.50%	1,004,621	12.03%	502,310
178%	8,446,100	131.50%	1,044,329	12.36%	522,165
180%	8,541,000	136.50%	1,084,038	12.69%	542,019
182%	8,635,900	141.50%	1,123,746	13.01%	561,873
184%	8,730,800	146.50%	1,163,454	13.33%	581,727

EXHIBIT “A”

	Projected Earnings
Earnings Increase	(Net of Bonus	% Of Combined Base	Executive Officer	Bonus Pool as a %	Executive Bonus @
over 2004	Accrual)	Salaries	Bonus Pool	of Net	50.00%
186%	8,825,700	151.50%	1,203,163	13.63%	601,581
188%	8,920,600	156.50%	1,242,871	13.93%	621,435
190%	9,015,500	161.50%	1,282,579	14.23%	641,290

2

EXHIBIT “B”
STOCK OPTIONS
As of September 1, 2005

Date	*Option	*Option	*Price
of Grant	Shares Granted	Shares Unexercised	Per Share
3/18/1998	79,734.38	55,125.00	3.7249
1/17/2001	7,875.00	7,875.00	6.6032
8/15/2001	53,998.88	53,998.88	7.2381
6/19/2002	31,500.00	31,500.00	8.2540
11/19/2003	15,750.00	15,750.00	18.4127
10/23/2004	13,125.00	13,125.00	27.8571
8/17/2005	20,000.00	20,000.00	33.2500

Totals	221,983.26	197,373.88

*	as adjusted for stock splits and stock dividends